NEWS

For Immediate Release

THOMAS & BETTS CORPORATION TO REPATRIATE $200 MILLION
IN FOREIGN EARNINGS

MEMPHIS, Tenn. – December 6, 2005 – The board of directors of Thomas & Betts Corporation (NYSE: TNB) today approved a plan to repatriate $200 million in foreign earnings, pursuant to the American Jobs Creation Act of

2004. The repatriation will primarily be used to repay unsecured notes due in January 2006.

Thomas & Betts will record an income tax provision of approximately $16 million, or 27 cents per share, in the fourth quarter 2005 as a result of the repatriation. Previous earnings guidance provided by the company did not reflect this 27 cents per share earnings charge.

No net cash taxes will result due to the use of net operating losses and foreign tax credits, and the company will not incur any additional debt as part of the repatriation.

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical connectors and components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating units and highly engineered steel structures used for, among other things, utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide.

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CONTACT: Tricia Bergeron 901-252-8266

tricia.bergeron@tnb.com

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as “expected,” “includes,” “will,” and “could.” These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company’s operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the “Business Risks” section of the company’s Form 10-K for the fiscal year ended December 31, 2004, for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.